EXHIBIT 10.15(a)
DELTA AIR LINES, INC.
2010 LONG-TERM INCENTIVE PROGRAM
1. Purpose. The 2010 Long-Term Incentive Program (the “2010 LTIP”) is a long term incentive program sponsored by Delta Air Lines, Inc. (“Delta” or the “Company”) that is intended to: (a) closely link pay and performance by providing management employees with a compensation opportunity based on Delta’s achieving key business objectives; and (b) align the interests of management employees with the Company’s other employees and stakeholders.
The 2010 LTIP is being adopted under the Delta Air Lines, Inc. 2007 Performance Compensation Plan (“2007 Performance Plan”). It is subject to the terms of the 2007 Performance Plan and an individual’s 2010 LTIP Award Agreement (“Award Agreement”).
Capitalized terms that are used but not defined in the 2010 LTIP shall have the meaning ascribed to them in the 2007 Performance Plan. For purposes of the 2010 LTIP, the definitions of “Change in Control,” “Good Reason,” and “Retirement” as set forth in the 2007 Performance Plan are hereby replaced or modified under Section 6 below, and shall apply as set forth in Section 6 in lieu of the definitions of these terms in the 2007 Performance Plan or as modified, as applicable.
2. Plan Administration. (a) The Personnel & Compensation Committee of the Board of Directors (the “Committee”) shall be responsible for the general administration and interpretation of the 2010 LTIP and for carrying out its provisions. The Committee shall have such powers as may be necessary to discharge its duties hereunder, including, without limitation, the following powers and duties, but subject to the terms of the 2010 LTIP:
     (i) authority to construe and interpret the terms of the 2010 LTIP, and to determine eligibility, awards and the amount, manner and time of payment of any awards hereunder;
     (ii) authority to prescribe forms and procedures for purposes of the 2010 LTIP participation and distribution of awards; and
     (iii) authority to adopt rules and regulations and to take such actions as it deems necessary or desirable for the proper administration of the 2010 LTIP.
     (b) Any rule or decision by the Committee that is not inconsistent with the provisions of the 2010 LTIP shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.
     (c) Notwithstanding anything contained in the 2007 Performance Plan to the contrary, the Committee shall not have the authority to increase or decrease the actual payout of any Performance Award (as defined below) granted to any Participant pursuant to Section 4(b) hereunder.
3. Individual Award Agreements. Any person offered an Award under the 2010 LTIP will be required to sign an individual Award Agreement. Execution by such person of his or her Award Agreement will be a prerequisite to the effectiveness of the Award under the 2010 LTIP and to the person’s becoming a Participant in the 2010 LTIP.

4. Awards.
(a) Restricted Stock.
     (i) Award Grant. A Participant may receive Restricted Stock as specified in the Participant’s Award Agreement (the “Restricted Stock”).
     (ii) Grant Date. The Grant Date of the Restricted Stock will be determined by the Committee in accordance with the Company’s Equity Award Grant Policy, as in effect from time to time, and set forth in a Participant’s Award Agreement.
     (iii) Restrictions. Until the restrictions imposed by this Section 4(a) (the “Restrictions”) have lapsed pursuant to Section 4(a)(iv), (v) or (vi) below, a Participant will not be permitted to sell, exchange, assign, transfer, pledge or otherwise dispose of the Restricted Stock and the Restricted Stock will be subject to forfeiture as set forth below.
     (iv) Lapse of Restrictions—Continued Employment. Subject to the terms of the 2007 Performance Plan and the 2010 LTIP, the Restrictions shall lapse and be of no further force or effect with respect to one-half of the Shares of Restricted Stock on February 1, 2011 (“First Installment Date”) and the remaining one-half on February 1, 2012 (“Second Installment Date”).1
     (v) Lapse of Restrictions/Forfeiture upon Termination of Employment. The Restricted Stock and the Restrictions set forth in this Section 4(a) are subject to the following terms and conditions:
     (A) Without Cause or For Good Reason. Upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason (including the Termination of Employment of the Participant if he is employed by an Affiliate at the time the Company sells or otherwise divests itself of such Affiliate), with respect to any portion of the Restricted Stock subject to the Restrictions, the Restrictions shall immediately lapse on the Pro Rata RS Portion as of the date of such Termination of Employment. Upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason, any Restricted Stock that remains subject to the Restrictions, other than the Pro Rata RS Portion, shall be immediately forfeited.
     “Pro Rata RS Portion” means, with respect to any portion of Restricted Stock that is subject to the Restrictions at the time of a Participant’s Termination of Employment, the number of Shares with respect to which the Restrictions would have lapsed on each future Installment Date multiplied by a fraction (i) the numerator of which is the number of calendar months2 from the Grant Date to the date of such Termination of

[1]	If this formula results in any fractional Share allocation to any Installment Date, the number of Shares with respect to which the Restrictions lapse on the First Installment Date will be rounded up, and the number of shares with respect to which the Restrictions lapse on the Second Installment Date will be rounded down, to the nearest whole Share so that only full Shares are covered by each Installment Date.

[2]	For purposes of the 2010 LTIP, one calendar month is calculated from the date of measurement to the same or closest numerical date occurring during the following month. For example, one calendar month from January 31, 2010 will elapse as of February 28, 2010, two months will elapse on March 31, 2010, and so on.

Employment, rounded up for any partial month and (ii) the denominator of which is twelve (12) for the First Installment Date and twenty-four (24) for the Second Installment Date.3
     (B) Voluntary Resignation. Upon a Participant’s Termination of Employment by reason of a voluntary resignation (other than for Good Reason or Retirement), any portion of the Restricted Stock subject to the Restrictions shall be immediately forfeited.
     (C) Retirement. Subject to Section 4(a)(v)(F) below, upon a Participant’s Termination of Employment by reason of Retirement, with respect to any portion of the Restricted Stock subject to the Restrictions, the Restrictions shall immediately lapse on the Pro Rata RS Portion as of the date of such Termination of Employment. Pro Rata RS Portion has the meaning set forth in Section 4(a)(v)(A) above. Upon a Participant’s Termination of Employment by reason of Retirement, any Restricted Stock that remains subject to the Restrictions, other than the Pro Rata RS Portion, shall be immediately forfeited.
     (D) Death or Disability. Upon a Participant’s Termination of Employment due to death or Disability, the Restrictions shall immediately lapse and be of no further force or effect as of the date of such Termination of Employment.
     (E) For Cause. Upon a Participant’s Termination of Employment by the Company for Cause, any portion of the Restricted Stock subject to the Restrictions shall be immediately forfeited.
     (F) Retirement-Eligible Participants Who Incur a Termination of Employment for Other Reasons. If a Participant who is eligible for Retirement is, or would be, terminated by the Company without Cause, such Participant shall be considered to have been terminated by the Company without Cause for purposes of the 2010 LTIP rather than having retired, but only if the Participant acknowledges that, absent Retirement, the Participant would have been terminated by the Company without Cause. If, however, the employment of a Participant who is eligible for Retirement is terminated by the Company for Cause, then regardless of whether the Participant is considered as a retiree for purposes of any other program, plan or policy of the Company, for purposes of the 2010 LTIP, the Participant’s employment shall be considered to have been terminated by the Company for Cause.
     (vi) Change in Control. Notwithstanding the forgoing and subject to Section 5 below, upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason (including the Termination of Employment of the Participant if he is employed by an Affiliate at the time the Company sells or otherwise divests itself of such Affiliate) on or after a Change in Control but prior to the second anniversary of such Change in Control, any Restrictions in effect shall immediately lapse on the date of such Termination of Employment and be of no further force or effect as of such date.

[3]	If this formula results in any fractional Share, the Pro Rata RS Portion will be rounded up to the nearest whole Share.

     (vii) Dividends. In the event a cash dividend shall be paid with respect to Shares at a time the Restrictions on the Restricted Stock have not lapsed, the Participant shall be eligible to receive the dividend upon the lapse of the Restrictions. The Restrictions shall apply to any such dividend.
(b) Performance Awards.
     (i) Award Grant. A Participant may receive a Performance Award for a specified target cash amount as set forth in the Participant’s Award Agreement (a “Performance Award”).
     (ii) Grant Date. The Grant Date of the Performance Award will be determined by the Committee and set forth in the Participant’s Award Agreement.
     (iii) Payout Criteria and Form of Payment. Except as otherwise expressly set forth in this Section 4(b), payment, if any, of a Performance Award will be based on the following factors as described and defined below: (A) the Cumulative Revenue Growth during the Performance Period of the Company relative to the members of the Airline Peer Group; and (B) the Average Annual Pre-Tax Income Margin during the Performance Period of the Company relative to the members of the Airline Peer Group.
The payout, if any, of a Performance Award will be made (A) in Shares, calculated based on the Conversion Formula (as defined below), to each Participant who is employed by the Company as an executive vice president or more senior officer or holds the position of general counsel or chief financial officer of the Company (“Executive Officer Participant”) at the time of such payout; and (B) in cash in all other circumstances.
     (iv) Definitions.
     (A) “Airline Peer Group” means AMR Corporation, Continental Airlines, Inc., Southwest Airlines Co., UAL Corporation and US Airways Group, Inc.
     (B) The “Average Annual Pre-Tax Income Margin” for Delta and each member of the Airline Peer Group shall be calculated by using the subject company’s Pre-Tax Income and Total Operating Revenue for the applicable periods and the following formula: (A ÷ B ), where:
A = Pre-Tax Income for 2010 and 2011; and
B = Total Operating Revenue for 2010 and 2011.
     (C) The “Conversion Formula” will apply to convert from cash to Shares the payout, if any, of a Performance Award to a person who is an Executive Officer Participant at the time of such payout. First, the cash amount of the payout is calculated in the same manner as if the payout is being made in cash. Next, the cash amount is converted into a number of Shares based on the following formula: A ÷ B, where:
A = the amount of the payout for the Performance Award if it is paid in cash; and
B = the closing price of a Share on the New York Stock Exchange on the later of (1) date that the Committee approves the payouts, if any, of the Performance Awards to the Executive Officer Participants following the Committee’s determination of the achievement of the payout criteria described in Section 4(b)(iii) and (2) the third business day following the date on which the Company publicly announces its annual financial results if this date is scheduled in the same month that the Committee approves such payouts, if any.
     (D) The “Cumulative Revenue Growth” for Delta and each member of the Airline Peer Group shall be calculated by using the subject company’s Total Operating Revenue for the applicable periods and the following formula: (A + B ) ÷ C, where:
A = Total Operating Revenue for 2010 minus Total Operating Revenue for 2009;
B = Total Operating Revenue for 2011 minus Total Operating Revenue for 2010; and
C = Total Operating Revenue for 2009.
     (E) “GAAP” means accounting principles generally accepted in the United States of America.
     (F) “Performance Period” means the period beginning on January 1, 2010 and ending on and including December 31, 2011.
     (G) “Pre-Tax Income” means, subject to Section 4(c)(v)(B) below, the subject company’s consolidated pre-tax income for the applicable periods based on its regularly prepared and publicly available statements of operations prepared in accordance with GAAP, but excluding: (i) any material asset write downs; (ii) expenses associated with employee equity securities; (iii) gains or losses with respect to unusual or non-recurring events, including, without limitation, changes in accounting principles, bankruptcy-related reorganization items and other out of period adjustments; and (iv) expenses accrued with respect to any annual profit sharing plan, program or arrangement.
     (H) “Total Operating Revenue” means, subject to Section 4(c)(v)(B) below, the subject company’s total operating revenue for the applicable periods based on its regularly prepared and publicly available statements of operations prepared in accordance with GAAP.
(v) Vesting.
     (A) General. Subject to the terms of the 2007 Performance Plan and all other conditions included in any applicable Award Agreement, the Performance Award shall vest, as described in this Section 4(b)(v), as of the end of the Performance Period to the extent that the Company ranks number five (5) or better in comparison to the Airline Peer Group with respect to Cumulative Revenue Growth and/or Average Annual Pre-Tax Income Margin, as applicable and as described below. For purposes of Cumulative Revenue Growth and Average Annual Pre-Tax Income Margin, a rank of one (1) will be the highest and best ranking and a rank of six (6) will be the lowest and worst ranking.
     (B) Committee’s Authority. In determining the Cumulative Revenue Growth and the Average Annual Pre-Tax Income Margin for Delta and each member of the Airline Peer Group, the Committee shall make such adjustments with respect to any subject company as is necessary to ensure the results are comparable. Without limiting the generality of the forgoing, the Committee shall (i) make such determinations based on financial data filed by the subject company with the U.S. Department of Transportation or otherwise, and (ii) exclude from any calculation any item of gain, loss or expense to be extraordinary or unusual in nature or infrequent in occurrence.

     (C) Impact of Certain Events. A company shall be automatically ranked as number six (6) in the event that any of the following occur during or with respect to the Performance Period: (i) such company ceases to maintain or does not timely prepare publicly available statements of operations prepared in accordance with GAAP; (ii) such company is not the surviving entity in any merger, consolidation, or other non-bankruptcy reorganization (or survives only as a subsidiary of an entity other than a previously wholly owned subsidiary of such company); (iii) such company sells, leases, or exchanges all or substantially all of its assets to any other person or entity (other than a previously wholly owned subsidiary of such company); (iv) such company is dissolved and liquidated; or (v) more than 20% of such company’s revenues (determined on a consolidated basis based on the regularly prepared and publicly available statements of operations of such company prepared in accordance with GAAP) for any fiscal year of such company are attributable to the operation of businesses other than such company’s airline business and such company does not provide publicly available statements of operations with respect to its airline business that are separate from the statements of operations provided with respect to its other businesses.
     (D) Transactions Between Airlines. To the extent reasonably practicable, in the event of a merger, consolidation or similar transaction during the Performance Period between Delta and any other airline, including a member of the Airline Peer Group, or between any member of the Airline Peer Group and any other airline, including another member of the Airline Peer Group (an “Airline Merger”), Cumulative Revenue Growth for the surviving company will be calculated on a combined basis as if the Airline Merger had occurred on January 1, 2009 and Average Annual Pre-Tax Income Margin for such company will be calculated on a combined basis as if the Airline Merger had occurred on January 1, 2010.
     (E) Vesting/Ranking. The payment, if any, a Participant will receive in connection with the vesting of the Performance Award will be based on the following:

	Cumulative			Average Annual
Rank	Revenue		Rank	Pre-Tax Income
vs.	Growth	+	vs.	Margin
Airline	% of Target		Airline	% of Target
Peer Group	Earned x Weight		Peer Group	Earned x Weight
1	200% x 50%		1	200% x 50%
2	150% x 50%		2	150% x 50%
3	100% x 50%		3	100% x 50%
4	75% x 50%		4	75% x 50%
5	25% x 50%		5	25% x 50%
6	0%		6	0%
Any portion of a Performance Award that does not vest at the end of the Performance Period will immediately lapse and become void.

     Examples:
1.	Assume a Participant who is a not an Executive Officer Participant receives a Performance Award of $25,000 at the target level and that, as of the end of the Performance Period, Delta ranks number four (4) in Cumulative Revenue Growth (resulting in a payout at 75% of the weighted target under that measure) and number three (3) in Average Annual Pre-Tax Income Margin (resulting in a payout at 100% of the weighted target under that measure). This Participant will be eligible to receive a payout of $21,875, which is the result of the following formula: (($25,000 × 75%) × 50%) + (($25,000 × 100%) × 50%).

2.	Using the same Participant in Example 1 above, assume that, as of the end of the Performance Period, Delta ranks number two (2) in Cumulative Revenue Growth (resulting in a payout at 150% of the weighted target under that measure) and number one (1) in Average Annual Pre-Tax Income Margin (resulting in a payout at 200% of the weighted target under that measure). This Participant will be eligible to receive a payout of $43,750, which is the result of the following formula: (($25,000 × 150%) × 50%) + (($25,000 × 200%) × 50%).
               (vi) Timing of Payment. The payout, if any, of any Performance Awards that vest under Section 4(b)(v) will be made as soon after the end of the Performance Period as the payment amount can be finally determined, but in no event later than March 15, 2012, unless it is administratively impracticable to do so, and such impracticability was not foreseeable at the end of 2011, in which case such payment shall be made as soon as administratively practicable after March 15, 2012.
               (vii) Accelerated Vesting/Forfeiture upon Termination of Employment. The Performance Awards are subject to the following terms and conditions.
     (A) Without Cause or For Good Reason. Upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason (including the Termination of Employment of the Participant if he is employed by an Affiliate at the time the Company sells or otherwise divests itself of such Affiliate), the Participant’s target Performance Award will be recalculated and will be the result of the following formula (the “Adjusted Performance Award”): S × (T ÷ 24) where,
S = the Participant’s target Performance Award as of the Grant Date; and
T = the number of calendar months from January 1, 2010 to the date of such Termination of Employment (rounded up for any partial month).
Thereafter, the Participant will be eligible to receive a payment, if any, in cash based on the Adjusted Performance Award which will vest and become payable under Section 4(b)(v) in the same manner and to the same extent as if the Participant’s employment had continued.
     (B) Voluntary Resignation. Upon a Participant’s Termination of Employment by reason of a voluntary resignation (other than for Good Reason or Retirement), the Participant will immediately forfeit any unpaid portion of the Performance Award as of the date of such Termination of Employment.
     (C) Retirement. Subject to Section 4(b)(vii)(F) below, upon a Participant’s Termination of Employment due to Retirement, the Participant’s target Performance

Award will be recalculated in accordance with the formula set forth in Section 4(b)(vii)(A) above. Thereafter, the Participant will be eligible to receive a payment, if any, in cash based on the Adjusted Performance Award which will vest and become payable under Section 4(b)(v) in the same manner and to the same extent as if the Participant’s employment had continued.
     (D) Death or Disability. Upon a Participant’s Termination of Employment due to death or Disability, the Participant’s Performance Award will immediately become vested at the target level and such amount will be paid in cash as soon as practicable thereafter to the Participant or the Participant’s estate, as applicable.
     (E) For Cause. Upon a Participant’s Termination of Employment by the Company for Cause, the Participant will immediately forfeit any unpaid portion of the Performance Award as of the date of such Termination of Employment.
     (F) Retirement-Eligible Participants Who Incur a Termination of Employment for Other Reasons. If a Participant who is eligible for Retirement is, or would be, terminated by the Company without Cause, such Participant shall be considered to have been terminated by the Company without Cause for purposes of the 2010 LTIP rather than having retired, but only if the Participant acknowledges that, absent Retirement, the Participant would have been terminated by the Company without Cause. If, however, the employment of a Participant who is eligible for Retirement is terminated by the Company for Cause, then regardless of whether the Participant is considered as a retiree for purposes of any other program, plan or policy of the Company, for purposes of the 2010 LTIP, the Participant’s employment shall be considered to have been terminated by the Company for Cause.
          (viii) Change in Control. Notwithstanding the forgoing and subject to Section 5 below, upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason (including the Termination of Employment of the Participant if he is employed by an Affiliate at the time the Company sells or otherwise divests itself of such Affiliate) on or after a Change in Control but prior to the second anniversary of such Change in Control, the Participant’s outstanding Performance Award shall immediately become vested at the target level and such amount will be paid in cash to the Participant as soon as practicable. With respect to any Participant who incurs a Termination of Employment by the Company without Cause or who resigns for Good Reason prior to a Change in Control, if a Change in Control occurs thereafter during the Performance Period, such Participant’s Adjusted Performance Award will immediately become vested and be paid in cash to the Participant as soon as practicable.
          (c) Restricted Stock Units
     (i) Award Grant. A Participant may receive Restricted Stock Units as specified in the Participant’s Award Agreement (the “RSU”).
     (ii) Grant Date. The Grant Date of the RSUs will be determined in accordance with the Company’s Equity Award Grant Policy, as in effect from time to time, and set forth in the Participant’s Award Agreement.
     (iii) Risk of Forfeiture. Until an RSU becomes vested, a Participant will not be permitted to sell, exchange, assign, transfer, pledge or otherwise dispose of the RSU and the RSU will be subject to forfeiture as set forth below.

     (iv) Vesting. Subject to the terms of 2007 Performance Plan and the 2010 LTIP, the RSUs will vest with respect to one-half of the RSUs on February 1, 2011 (“First RSU Installment”) and the remaining one-half on February 1, 2012 (“Second RSU Installment”).4 As soon as practicable after any RSUs become vested, the Company shall pay to Participant in cash a lump sum amount equal to the number of RSUs vesting multiplied by the closing price of a Share of Common Stock on the NYSE on the vesting date or, if the Common Stock was not traded on the NYSE on the vesting date, the last date prior to the vesting date that the Common Stock was traded on the NYSE.
     (v) Accelerated Vesting; Forfeiture. The RSUs and the vesting provisions set forth in this Section 4(c) are subject to the following terms and conditions:
     (A) Without Cause or For Good Reason. Upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason (including the Termination of Employment of the Participant if he is employed by an Affiliate at the time the Company sells or otherwise divests itself of such Affiliate), a number of RSUs equal to the Pro Rata RSU Portion will become immediately vested as of the date of such termination. Upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason, any unvested RSUs, other than the Pro Rata RSU Portion, shall be immediately forfeited.
     “Pro Rata RSU Portion” means, with respect to any RSU Installment that is not vested at the time of a Participant’s Termination of Employment, the number of RSUs covered by such RSU Installment multiplied by a fraction (i) the numerator of which is the number of calendar months5 from the Grant Date to the date of such Termination of Employment, rounded up for any partial month and (ii) the denominator of which is twelve (12) for the First RSU Installment and twenty-four (24) for the Second RSU Installment.6
     (B) Voluntary Resignation. Upon a Participant’s Termination of Employment by reason of a voluntary resignation (other than for Good Reason or Retirement), any unvested portion of the RSUs shall be immediately forfeited.
     (C) Retirement. Subject to Section (4)(d)(v) below, upon a Participant’s Termination of Employment by reason of Retirement, a number of RSUs equal to the Pro Rata RSU Portion will become immediately vested as of the date of such Termination of Employment. Pro Rata RSU Portion has the meaning set forth in Section A.4(a) above. Upon a Participant’s Termination of Employment by reason of Retirement, any unvested RSUs, other than the Pro Rata RSU Portion, shall be immediately forfeited.

[4]	If this formula results in any fractional RSU allocation to any RSU Installment, the number of RSUs in the First RSU Installment will be rounded up, and the number of RSUs in the Second RSU Installment will be rounded down, to the nearest whole RSU, so that only full RSUs are covered by each Installment.

[5]	For purposes of this Agreement, one calendar month is calculated from the date of measurement to the same or closest numerical date occurring during the following month. For example, one calendar month from January 31, 2010 will elapse as of February 28, 2010, two months will elapse on March 31, 2010, as so on.

[6]	If this formula results in any fractional RSUs, the Pro Rata RSU Portion will be rounded up to the nearest whole RSU.

     (D) Death or Disability. Upon a Participant’s Termination of Employment due to death or Disability, all unvested RSUs will immediately vest as of the date of such Termination of Employment.
     (E) For Cause. Upon a Participant’s Termination of Employment by the Company for Cause, any unvested portion of the RSUs shall be immediately forfeited.
     (F) Retirement-Eligible Participants Who Incur a Termination of Employment for Other Reasons. If a Participant who is eligible for Retirement, is, or would be, terminated by the Company without Cause, such participant shall be considered to have been terminated by the Company without Cause for purposes of this Agreement rather than having retired, but only if the Participant acknowledges, that absent Retirement, the Participant would have been terminated by the Company without Cause. If, however, the employment of a Participant who is eligible for Retirement is terminated by the Company for Cause, then regardless of whether the Participant is considered a retiree for purposes of any other program, plan or policy of the Company, for purposes of this Agreement, the Participant’s employment shall be considered to have been terminated by the Company for Cause.
     (vi) Change in Control. Notwithstanding the foregoing and subject to Section 4 below, upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason (including the Termination of Employment of the Participant if he is employed by an Affiliate at the time the Company sells or otherwise divests itself of such Affiliate) on or after a Change in Control, but prior to the second anniversary of such Change in Control, any unvested portion of the RSUs will immediately vest as of the date of such Termination of Employment.
5. Potential Reduction in Payments Due to Excise Tax. In the event that a Participant becomes entitled to benefits under the 2010 LTIP, then such benefits, together with any payment or consideration in the nature of value or compensation to or for the Participant’s benefit under any other agreement with or plan of Delta, shall be subject to reduction as set forth in Section 4(e) of the 2009 Delta Air Lines, Inc. Officer and Director Severance Plan, which relates to the excise tax under Section 4999 of the Code. Nothing in this Section 5 is intended to amend or modify the excise tax provisions applicable to any outstanding awards under the 2007 Performance Plan granted to a Participant, to the extent applicable, prior to October 20, 2009.
6. Definitions. For purposes of the 2010 LTIP, the following definitions are hereby modified as set forth below and will apply in lieu of the definitions set forth in the 2007 Performance Plan or as modified, as applicable.
(a)	For purposes of the 2010 LTIP, “Change in Control” shall have the meaning set forth in the 2007 Performance Plan except that the merger of a subsidiary of Delta with and into Northwest Airlines Corporation on October 29, 2008 (the “Merger”), will not be considered a Change in Control.

(b)	For purposes of the 2010 LTIP, “Good Reason” shall have the meaning set forth in the 2007 Performance Plan except: (i) any long-term award made to a Participant under the 2007 Performance Plan, (ii) any other equity-based awards or other incentive compensation awards made to a Participant by any of Delta (or any Affiliate) or Northwest (or any subsidiary) at or prior to the closing of the Merger, (iii) any retention payment or special travel benefits provided to a Participant as a result of his or her initial employment with Delta or any Affiliate and (iv) the elimination of post-retirement coverage under the Company’s executive life insurance program, will be ignored for purposes of determining whether a Participant has suffered a reduction that constitutes Good Reason under the 2010 LTIP. Furthermore, with respect to any Participant who was employed by Northwest or any subsidiary thereof immediately prior to the closing of the Merger, all compensation and benefit programs provided to such Participant prior to the Merger by Northwest or any subsidiary thereof, including, without limitation, the Participant’s base salary, will be ignored for purposes of determining whether a Participant has suffered a reduction that constitutes Good Reason under the 2010 LTIP.

(c)	For purposes of the 2010 LTIP, “Retirement” means a Termination of Employment (other than for Cause or death) either: (i) on or after a Participant’s 62nd birthday provided that such Participant has completed at least 5 years service with the Company (or an Affiliate) or Northwest (or a subsidiary); or (ii) on or after a Participant’s 52nd birthday provided that such Participant has completed at least 10 years service with the Company (or an Affiliate) or Northwest (or a subsidiary).
7. Clawback. Notwithstanding anything to the contrary in the 2010 LTIP, if the Committee determines that a vice president or more senior officer level Participant has engaged in fraud or misconduct that caused, in whole or in part, the need for a required restatement of Delta’s financial statements filed with the Securities and Exchange Commission, the Committee will review all incentive compensation awarded to or earned by the Participant, including, without limitation, any Award under the 2010 LTIP, with respect to fiscal periods materially affected by the restatement and may recover from the Participant all such incentive compensation to the extent that the Committee deems appropriate after taking into account the relevant facts and circumstances. Any recoupment hereunder may be in addition to any other remedies that may be available to Delta under applicable law, including, disciplinary action up to and including termination of employment.